EXHIBIT 99.1

ITEM 7.      MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains trend information and other forward-looking statements that involve a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements such as those made regarding the acquisition of the remaining shares of Inotera; changes in future depreciation expense; future costs and savings for restructure activities; our pursuit of additional financing and debt restructuring including expected funding of the Inotera acquisition; the sufficiency of our cash and investments, cash flows from operations, and available financing to meet our requirements for at least the next 12 months; capital spending in 2017; and the timing of payments for certain contractual obligations.  We are under no obligation to update these forward-looking statements.  Our actual results could differ materially from our historical results and those discussed in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those identified in “Part I, Item 1A.  Risk Factors.”  This discussion should be read in conjunction with the consolidated financial statements and accompanying notes for the year ended September 1, 2016.  All period references are to our fiscal periods unless otherwise indicated.  Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  Our fiscal 2016 contained 52 weeks, fiscal 2015 contained 53 weeks, and fiscal 2014 contained 52 weeks.  All production data includes the production of IMFT and Inotera.  All tabular dollar amounts are in millions except per share amounts.

Our Management’s Discussion and Analysis (“MD&A”) is provided in addition to the accompanying consolidated financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows.  MD&A is organized as follows:

•                  Overview:  Overview of our operations, business, and highlights of key events.

•                  Results of Operations:  An analysis of our financial results consisting of the following:

•                  Consolidated results;

•                  Operating results by business segment;

•                  Operating results by product; and

•                  Operating expenses and other.

•                  Liquidity and Capital Resources:  An analysis of changes in our balance sheet and cash flows and discussion of our financial condition and liquidity.

•                  Off-Balance Sheet Arrangements: Description of off-balance sheet arrangements.

•                  Critical Accounting Estimates:  Accounting estimates that we believe are most important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•                  Recently Adopted and Issued Accounting Standards

Overview

For an overview of our business, see “Part I — Item 1. — Business — Overview” and “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Events Subsequent to Original Issuance of Financial Statements.”  In the first quarter of 2017, we revised the measure of segment profitability reviewed by our chief operating decision maker and, as a result, certain items are no longer allocated to our business units.  All periods have been revised to reflect these changes.

Results of Operations

Consolidated Results

For the year ended	2016		2015		2014
Net sales	$12,399	100%	$16,192	100%	$16,358	100%
Cost of goods sold	9,894	80%	10,977	68%	10,921	67%
Gross margin	2,505	20%	5,215	32%	5,437	33%

Selling, general, and administrative	659	5%	719	4%	707	4%
Research and development	1,617	13%	1,540	10%	1,371	8%
Restructure and asset impairments	67	1%	3	—%	40	—%
Other operating (income) expense, net	(6)	—%	(45)	—%	232	1%
Operating income	168	1%	2,998	19%	3,087	19%

Interest income (expense), net	(395)	(3)%	(336)	(2)%	(329)	(2)%
Other non-operating income (expense), net	(54)	—%	(53)	—%	(25)	—%
Income tax (provision) benefit	(19)	—%	(157)	(1)%	(128)	(1)%
Equity in net income (loss) of equity method investees	25	—%	447	3%	474	3%
Net income attributable to noncontrolling interests	(1)	—%	—	—%	(34)	—%
Net income (loss) attributable to Micron	$(276)	(2)%	$2,899	18%	$3,045	19%

Net Sales

For the year ended	2016		2015		2014
CNBU	$4,529	37%	$6,725	42%	$7,333	45%
SBU	3,262	26%	3,687	23%	3,480	21%
MBU	2,569	21%	3,692	23%	3,627	22%
EBU	1,939	16%	1,999	12%	1,774	11%
All Other	100	1%	89	1%	144	1%
	$12,399		$16,192		$16,358

Percentages of total net sales reflect rounding and may not total 100%.

Total net sales for 2016 decreased 23% as compared to 2015 primarily due to lower CNBU, MBU, and SBU sales as declines in average selling prices outpaced increases in gigabit sales volumes.  The increases in gigabit sales volumes for 2016 were primarily attributable to higher manufacturing output due to improvements in product and process technologies partially offset by reductions resulting from transitions to the next technology node.

Total net sales for 2015 decreased 1% as compared to 2014 primarily due to lower CNBU sales as a result of decreases in DRAM sales as declines in average selling prices outpaced increases in gigabit sales volumes.  SBU and MBU sales for 2015 increased as compared to 2014 as a result of higher NAND Flash sales due to increases in gigabit sales volumes partially offset by declines in average selling prices.  The increases in gigabit sales volumes for 2015 were primarily attributable to higher manufacturing output due to improvements in product and process technologies.  EBU sales for 2015 increased as compared to 2014 due to higher sales volumes as a result of increases in market demand.

Gross Margin

Our overall gross margin percentage declined to 20% for 2016 from 32% for 2015 primarily due to declines in the gross margin percentages for CNBU, MBU, and SBU, as decreases in average selling prices outpaced manufacturing cost reductions.  EBU’s gross margin percentage for 2016 was relatively unchanged from 2015 as manufacturing cost reductions offset declines in average selling prices.

From January 2013 through December 2015, we purchased all of Inotera’s DRAM output under supply agreements at prices reflecting discounts from market prices for our comparable components.  Effective beginning on January 1, 2016, the price for DRAM products purchased by us is based on a formula that equally shares margin between Inotera and us.  We purchased $1.43 billion, $2.37 billion, and $2.68 billion of DRAM products from Inotera in 2016, 2015, and 2014, respectively.  DRAM products purchased from Inotera accounted for 30% of our aggregate DRAM gigabit production for 2016 as compared to 35% for 2015 and 38% for 2014.  In 2015 and 2014, our cost for Inotera products was higher than our cost for similar products manufactured in our wholly-owned facilities.  Due to declines in average selling prices, our per gigabit cost of products purchased from Inotera decreased throughout 2015 and the first half of 2016 such that our cost for Inotera products more closely approximated our cost for similar products manufactured in our wholly-owned facilities for the second and third quarters of 2016.  Due to improvements in average selling prices in late 2016 coupled with decreases in manufacturing costs of our wholly-owned operations, our cost for Inotera products increased and were approximately 20% higher than our cost for similar products manufactured in our wholly-owned facilities for the fourth quarter of 2016.  The current supply agreement with Inotera has an initial three-year term, which commenced on January 1, 2016, followed by a three-year wind-down period.  Upon termination of the initial three-year term, the share of Inotera’s capacity we would purchase would decline over the wind-down period.

Our overall gross margin percentage declined to 32% for 2015 from 33% for 2014 primarily due to declines in average selling prices partially offset by manufacturing cost reductions.  CNBU and SBU experienced declines in gross margin percentage for 2015 as compared to 2014 as declines in average selling price outpaced manufacturing cost reductions.  MBU’s gross margin percentage for 2015 improved as compared to 2014 as manufacturing cost reductions outpaced declines in average selling prices.

Due to the lengthening period of time between DRAM product technology node transitions, an increased re-use rate of equipment, and industry trends, we revised the estimated useful lives of equipment in our DRAM wafer fabrication facilities from five to seven years in the fourth quarter of 2016.  For 2016, the effect of the revision was not material and we expect this change will reduce depreciation costs by approximately $100 million per quarter in future periods.

Operating Results by Business Segments

CNBU

For the year ended	2016	2015	2014
Net sales	$4,529	$6,725	$7,333
Operating income (loss)	(25)	1,549	2,080

CNBU sales and operating results are significantly impacted by average selling prices, gigabit sales volumes, and cost per gigabit of our DRAM products.  (See “Operating Results by Product — DRAM” for further detail.)  CNBU sales for 2016 decreased 33% as compared to 2015 primarily due to declines in average selling prices as a result of continued weakness in the PC sector, partially offset by increases in gigabits sold.  CNBU operating margin for 2016 declined from 2015 as decreases in average selling prices outpaced manufacturing cost reductions.

CNBU sales for 2015 decreased 8% as compared to 2014 primarily due to declines in average selling prices as a result of continued weakness in the PC sector, partially offset by increases in gigabits sold.  CNBU operating margin for 2015 declined from 2014 as decreases in average selling prices outpaced manufacturing cost reductions.

SBU

For the year ended	2016	2015	2014
Net sales	$3,262	$3,687	$3,480
Operating income (loss)	(123)	(39)	328

SBU sales and operating results are significantly impacted by average selling prices, gigabit sales volumes, and cost per gigabit of our Non-Volatile Memory products.  (See “Operating Results by Product — Trade Non-Volatile Memory” for further details.)  SBU sales for 2016 decreased 12% from 2015 primarily due to declines in average selling prices partially offset by increases in gigabits sold.  SBU sales included Non-Trade Non-Volatile Memory sales of $501 million, $463 million, and $475 million, for 2016, 2015, and 2014, respectively.

SBU sales of Trade Non-Volatile Memory products for 2016 decreased 16% from 2015 primarily due to declines in average selling prices partially offset by increases in gigabits sold.  SBU operating margin for 2016 declined from 2015 as decreases in average selling prices outpaced manufacturing cost reductions.

SBU sales of Trade Non-Volatile Memory products for 2015 increased 7% as compared to 2014 primarily due to increases in gigabits sold partially offset by declines in average selling prices.  Increases in gigabits sold for 2015 as compared to 2014 were primarily due to higher manufacturing output.  SBU operating margin for 2015 declined from 2014 as decreases in average selling prices outpaced manufacturing cost reductions and R&D costs increased in connection with increased spending on controllers, firmware, and engineering for SSDs and managed NAND Flash products.

MBU

For the year ended	2016	2015	2014
Net sales	$2,569	$3,692	$3,627
Operating income	97	1,166	857

MBU sales are comprised primarily of DRAM and NAND Flash, with mobile DRAM products accounting for a significant majority of the sales.  MBU sales for 2016 decreased 30% as compared to 2015 primarily due to declines in average selling prices and DRAM gigabits sold.  MBU operating income for 2016 declined from 2015 as decreases in average selling prices outpaced manufacturing cost reductions.

MBU sales for 2015 increased 2% as compared to 2014 primarily due to significant increases in gigabit sales volumes for managed NAND Flash and MCP products partially offset by lower sales of mobile DRAM products as a result of declines in average selling prices and sales volumes.  MBU operating income for 2015 improved from 2014 as manufacturing cost reductions outpaced declines in average selling prices.

EBU

For the year ended	2016	2015	2014
Net sales	$1,939	$1,999	$1,774
Operating income	473	459	370

EBU sales are comprised of DRAM, NAND Flash, and NOR Flash in decreasing order of revenue.  EBU sales for 2016 decreased 3% as compared to 2015 primarily due to declines in average selling prices for DRAM and NAND Flash products, which were partially offset by higher sales volumes as a result of increases in demand.  EBU operating income for 2016 was relatively unchanged from 2015 as manufacturing cost reductions offset declines in average selling prices.

EBU sales for 2015 increased 13% as compared to 2014 primarily due to higher sales volumes of DRAM and NAND Flash products as a result of increases in demand.  EBU operating income for 2015 improved as compared to 2014 primarily due to the higher sales volumes.

Operating Results by Product

Net Sales by Product

For the year ended	2016		2015		2014
DRAM	$7,207	58%	$10,339	64%	$11,164	68%
Non-Volatile Memory
Trade	4,138	33%	4,811	30%	3,993	24%
Non-Trade	501	4%	463	3%	475	3%
Other	553	4%	579	4%	726	4%
	$12,399		$16,192		$16,358

Percentages of total net sales reflect rounding and may not total 100%.

Trade Non-Volatile Memory includes NAND Flash and 3D XPoint memory.  Non-Trade Non-Volatile Memory primarily consists of Non-Volatile Memory products manufactured and sold to Intel through IMFT at long-term negotiated prices approximating cost.  Information regarding our MCP products, which combine both NAND Flash and DRAM components, is reported within Trade Non-Volatile Memory.  Sales of NOR Flash products are included in Other.

DRAM

For the year ended	2016	2015
	(percentage change from prior year)
Net sales	(30)%	(7)%
Average selling prices per gigabit	(35)%	(11)%
Gigabits sold	7%	4%
Cost per gigabit	(17)%	(12)%

The increase in gigabits sold and decrease in cost per gigabit for 2016 and 2015 as compared to prior years, were primarily due to increases in gigabit production as a result of improvements in product and process technologies.  Lower costs for products purchased from Inotera contributed to manufacturing cost reductions for 2016 and 2015.  Gigabit production and cost reductions for 2016 and 2015, were constrained by equipment downtime incurred in connection with transitioning from 25nm to 20nm-based products and a shift to a higher mix of DDR4 products, which have larger die sizes and fewer bits per wafer.

Our gross margin percentage for 2016 declined as compared to 2015 as decreases in average selling prices outpaced manufacturing cost reductions.  Our gross margin percentage on sales of DRAM products for 2015 improved from 2014 as manufacturing cost reductions outpaced declines in average selling prices.

Trade Non-Volatile Memory

For the year ended	2016	2015
	(percentage change from prior year)
Sales to trade customers
Net sales	(14)%	20%
Average selling prices per gigabit	(20)%	(17)%
Gigabits sold	8%	45%
Cost per gigabit	(16)%	(10)%

Through 2016, substantially all of our Trade Non-Volatile Memory sales were from NAND Flash products.  The increase in gigabits sold of Trade Non-Volatile Memory for 2016 as compared to 2015, was primarily due to increases in gigabit production due to improvements in product and process technology.  Increases in gigabit production for 2016 were constrained by equipment downtime incurred in connection with transitioning to 3D NAND Flash products.  The increase in gigabits sold of Trade Non-Volatile Memory for 2015 as compared to 2014, was primarily due to higher production from improved product and process technologies and the transition of our wafer fabrication facility in Singapore from DRAM to NAND Flash production.  Increases in gigabit production for 2015 as compared to 2014, were limited by a shift in product mix to higher levels of managed NAND Flash and MCP products, which have both higher average selling prices and costs per gigabit.

Our gross margin percentage on sales of Trade Non-Volatile Memory products for 2016 declined from 2015 as decreases in average selling prices outpaced manufacturing cost reductions.  Our gross margin percentage on sales of Trade Non-Volatile Memory products for 2015 declined from 2014 as the decreases in average selling prices outpaced manufacturing cost reductions.

Operating Expenses and Other

Selling, General, and Administrative

SG&A expenses for 2016 decreased 8% as compared to 2015 due to decreases in payroll costs resulting primarily from the suspension of variable-pay plans, decreases in travel costs, and an additional week in 2015.

SG&A expenses for 2015 increased 2% as compared to 2014 primarily due to an additional week in 2015 and higher legal costs.

Research and Development

R&D expenses for 2016 increased 5% from 2015 primarily due to higher volumes of development wafers processed, higher payroll costs, and an increase in depreciation expense from R&D capital expenditures.

R&D expenses for 2015 increased 12% from 2014 primarily due to a higher volume of development wafers processed, an increase in depreciation expense due to R&D capital expenditures, higher payroll costs, higher subcontracted engineering and other professional service costs, and an additional week in 2015.  Increases in R&D expenses for 2015 as compared to 2014 were partly attributable to increased spending on controllers, firmware, and engineering to support system-level products, including SSD, managed NAND Flash, and HMC products.

We generally share with Intel the costs of product design and process development activities for NAND Flash and 3D XPoint memory.  Our R&D expenses reflect net reductions as a result of reimbursements under our cost-sharing arrangements with Intel and others of $208 million, $231 million, and $162 million in 2016, 2015, and 2014, respectively.

See further discussion of our R&D in “Part I — Item 1. — Business — Research and Development.”

Restructure and Asset Impairments

In the fourth quarter of 2016, we initiated a restructure plan in response to the current business environment and the need to accelerate focus on our key priorities in which we expect to save, as compared to our previously planned spending levels, approximately $80 million per quarter in 2017.  The savings are expected to result from a combination of a more focused set of projects and programs, the permanent closure of a number of open headcount requisitions, workforce reductions in certain areas of the business, and other non-headcount related spending reductions.  (See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Restructure and Asset Impairments.”)

Income Taxes

Our effective tax rates were 6.8%, 6.0%, and 4.7% for 2016, 2015, and 2014, respectively, primarily reflecting provisions on non-U.S. operations.  Our effective tax rates reflect the following:

•                  operations in tax jurisdictions, including Singapore and Taiwan, where our earnings are indefinitely reinvested and the tax rates are significantly lower than the U.S. statutory rate;

•                  operations outside the U.S., including Singapore and, to a lesser extent, Taiwan, where we have tax incentive arrangements that further decrease our effective tax rates; and

•                  a valuation allowance against substantially all of our U.S. net deferred tax assets.

Income taxes for 2016, 2015, and 2014 included $114 million, $80 million and $59 million, respectively, related to utilization of, and other changes in, deferred tax assets of MMJ and MMT.  Income taxes for 2016 also included tax benefits of $58 million related to the favorable resolution of certain prior year tax matters, which were previously reserved as uncertain tax positions, and $41 million related to a U.S. valuation allowance release resulting from the acquisition of Tidal Systems, Ltd.  The remaining tax provision for 2016, 2015, and 2014 primarily reflects taxes on our other non-U.S. operations.  Income taxes on U.S. operations for 2016, 2015, and 2014 were substantially offset by changes in the valuation allowance.

We have a full valuation allowance for our net deferred tax asset associated with our U.S. operations.  Management continues to evaluate future projected financial performance to determine whether such performance is sufficient evidence to support a reduction in or reversal of the valuation allowance.  The amount of the deferred tax asset considered realizable could be adjusted if sufficient positive evidence exists.

We operate in a number of locations outside the U.S., including Singapore and, to a lesser extent, Taiwan, where we have tax incentive arrangements that are conditional, in part, upon meeting certain business operations and employment thresholds.  The benefit of tax incentive arrangements, which expire in whole or in part at various dates through 2030, was not material to our tax provision for 2016 and reduced our tax provision for 2015 and 2014 by $338 million (benefitting our diluted earnings per share by $0.29) and $286 million ($0.24 per diluted share), respectively.

(See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Income Taxes.”)

Equity in Net Income (Loss) of Equity Method Investees

We recognize our share of earnings or losses from equity method investments generally on a two-month lag.  Equity in net income (loss) of equity method investees, net of tax, included the following:

For the year ended	2016	2015	2014
Inotera	$32	$445	$465
Tera Probe	(11)	1	11
Other	4	1	(2)
	$25	$447	$474

Our equity in net income (loss) of Inotera declined for 2016 as compared to 2015 primarily due to declines in average selling prices and cost of transitioning to the next technology node.  Included in our earnings for 2015 was $49 million from Inotera’s full release of its valuation allowance against net deferred tax assets related to its net operating loss carryforward and the resulting tax provision in subsequent periods.

In 2016 and 2015, we recorded an impairment charge of $25 million and $10 million, respectively, within equity in net income (loss) of equity method investees to write down the carrying value of our investment in Tera Probe to its fair value based on its trading price.

Other

Further discussion of other operating and non-operating income and expenses can be found in the following notes contained in “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements”:

•                  Equity Plans

•                  Other Operating (Income) Expense, Net

•                  Other Non-Operating Income (Expense), Net

Liquidity and Capital Resources

Our primary sources of liquidity are cash generated from operations and financing obtained from capital markets.  Cash generated from operations is highly dependent on selling prices for our products, which can vary significantly from period to period.  We are continuously evaluating alternatives for efficiently funding capital expenditures and ongoing operations.  We expect, from time to time in the future, to engage in a variety of transactions for such purposes, including the issuance or incurrence of secured and unsecured debt and the refinancing and restructuring of existing debt.  As of September 1, 2016, we had a revolving credit facility available for up to $488 million of additional financing based on eligible receivables.  We expect that our cash and investments, cash flows from operations, and available financing will be sufficient to meet our requirements at least through the next 12 months.

To develop new product and process technologies, support future growth, achieve operating efficiencies, and maintain product quality, we must continue to invest in manufacturing technologies, facilities and equipment, and R&D.  We estimate that net cash expenditures in 2017 for property, plant, and equipment will be approximately $4.8 billion to $5.2 billion, which reflects the offset of amounts we expect to be funded by our partners.  The actual amounts for 2017 will vary depending on market conditions.  Total additions to property, plant, and equipment in 2016 were $7.01 billion, which, in comparison to cash expenditures, reflects differences in timing of receipts and payments for equipment as well as non-cash additions such as equipment leases.  As of September 1, 2016, we had commitments of approximately $780 million for the acquisition of property, plant, and equipment, substantially all of which is expected to be paid within one year.

As of	2016	2015
Cash and equivalents and short-term investments	$4,398	$3,521
Long-term marketable investments	414	2,113

Our investments consist primarily of liquid investment-grade fixed-income securities, diversified among industries and individual issuers.  As of September 1, 2016, $1.32 billion of our cash and equivalents and short-term investments was held by foreign subsidiaries, primarily denominated in the U.S. dollar.  To mitigate credit risk, we invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting the amount of investments with any single obligor.

Proposed Acquisition of Inotera

In the second quarter of 2016, we entered into agreements to acquire the remaining interest in Inotera for 30 New Taiwan dollars per share in cash (equivalent to approximately $0.95 per share, assuming 31.7 New Taiwan dollars per U.S. dollar, the exchange rate as of September 1, 2016).  Based on the exchange rate as of September 1, 2016, we estimate the aggregate consideration payable for the 67% of Inotera shares not owned by us would be approximately $4.1 billion.

Acquisition Financing:  On October 11, 2016, we and Inotera, as co-borrowers, entered into a single-draw term loan facility (the “Term Loan Facility”), from which proceeds will be used to pay a portion of the acquisition consideration and any related transaction costs and to provide working capital for Inotera.  In the second and third quarters of 2016, we entered into agreements with Nanya pursuant to which we have the option to issue a combination of shares of our common stock (the “Micron Shares”) and 2.00% convertible senior notes due 2021 (the “2021 Convertible Notes”) to Nanya, which is subject to regulatory approvals and various other conditions.

Term Loan Facility:  The Term Loan Facility can be made in a single draw on or prior to July 10, 2017, subject to the satisfaction of customary conditions, up to a maximum aggregate borrowing amount of 80 billion New Taiwan dollars in cash (equivalent to $2.5 billion).  The loan will bear interest at a variable rate equal to the three-month or six-month TAIBOR, at our or Inotera’s option, plus a margin of 2.05% per annum, payable monthly in arrears.  The loan will mature five years from the date it is made and principal is payable in six equal semi-annual installments, commencing thirty months after such loan is made.

The Term Loan Facility will be collateralized by certain assets including a real estate mortgage on Inotera’s main production facility and site, a chattel mortgage over certain equipment of Inotera, all of the stock of our MSTW subsidiary and the approximately 80% of the stock of Inotera held by MSTW following the consummation of the acquisition.  Micron will guarantee all of Inotera’s and MSTW’s obligations under the Term Loan Facility.

The Term Loan Facility contains affirmative and negative covenants which are customary for financings of this type, including covenants that limit or restrict the ability to create liens in or dispose of collateral securing obligations under the Term Loan Facility, mergers involving MSTW and/or Inotera, loans or guarantees to third parties by Inotera and/or MSTW, and MSTW’s distribution of cash dividends (subject to satisfaction of certain financial conditions).  The Term Loan Facility also contains financial covenants as follows, which are tested semi-annually:

•                  MSTW must maintain a consolidated ratio of total debt to EBITDA not higher than 5.50x in 2017 and 2018; and not higher than 4.50x through 2019 to 2021.

•                  MSTW must maintain consolidated tangible net worth of not less than 4 billion New Taiwan dollars (equivalent to $126 million) in 2017 and 2018; not less than 6.5 billion New Taiwan dollars (equivalent to $205 million) in 2019 and 2020; and not less than 12 billion New Taiwan dollars (equivalent to $378 million) in 2021.

•                  On a consolidated basis, we must maintain a ratio of total debt to EBITDA not higher than 3.50x in 2017; not higher than 3.00x in 2018 and 2019; and not higher than 2.50x in 2020 and 2021.

•                  On a consolidated basis, we must maintain tangible net worth not less than $9 billion in 2017; not less than $12.5 billion in 2018 and 2019; and not less than $16.5 billion in 2020 and 2021.

If one or more of the required financial ratios is not maintained at the time the ratios are tested, the interest rate will be increased by 0.25% until such time as the required financial ratios are maintained.  In addition, if MSTW fails to maintain a required financial ratio for two consecutive semi-annual periods, such failure will constitute an event of default that could result in all obligations owed under the Term Loan Agreement being accelerated to be immediately due and payable.  Our failure to maintain a required consolidated financial ratio will only result in an increase to the applicable interest rate and will not constitute an event of default under the Term Loan Facility.  The Term Loan Facility also contains customary events of default.

Micron Shares:  We have the option to issue Micron Shares in an amount up to 31.5 billion New Taiwan dollars (equivalent to $991 million) (the “Private Placement”), which would be used to fund a portion of the acquisition consideration.  The per-share selling price for the Micron Shares would be equal to the greater of the New Taiwan dollar equivalent of (i) the average of the closing sale price of our common stock during the 30 consecutive trading day period ending on and including the 30th calendar day prior to the consummation of the Inotera acquisition or (ii) $10.00.

2021 Convertible Notes:  We have the option to issue 12.6 billion New Taiwan dollars (equivalent to $396 million) in 2021 Convertible Notes in lieu of a corresponding value of Micron Shares so long as we also issue Micron Shares to Nanya of at least 6.3 billion New Taiwan dollars (equivalent to $198 million) pursuant to the Private Placement.

(See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Proposed Acquisition of Inotera and Events Subsequent to Original Issuance of Financial Statements.”)

Limitations on the Use of Cash and Investments

MMJ Group:  Cash and equivalents and short-term investments in the table above included an aggregate of $896 million held by the MMJ Group as of September 1, 2016.  As a result of the corporate reorganization proceedings of the MMJ Companies entered into in March 2012, and for so long as such proceedings are continuing, the MMJ Companies and their subsidiaries are subject to certain restrictions on dividends, loans, and advances.  The plans of reorganization of the MMJ Companies prohibit the MMJ Companies from paying dividends, including any cash dividends, to us and require that excess earnings be used in their businesses or to fund the MMJ Companies’ installment payments.  These prohibitions also effectively prevent the subsidiaries of the MMJ Companies from paying cash dividends.  In addition, pursuant to an order of the Japan Court, the MMJ Companies cannot make loans or advances, other than certain ordinary course advances, to us without the consent of the Japan Court.  Moreover, loans or advances by subsidiaries of the MMJ Companies may be considered outside of the ordinary course of business and subject to approval of the legal trustee and Japan Court.  As a result, the assets of the MMJ Group are not available for use by us in our other operations.  Furthermore, certain uses of the assets of the MMJ Group, including investments in certain capital expenditures and in MMT, may require consent of MMJ’s trustees and/or the Japan Court.

IMFT:  Cash and equivalents and short-term investments in the table above included $98 million held by IMFT as of September 1, 2016.  Our ability to access funds held by IMFT to finance our other operations is subject to agreement by Intel and contractual limitations.  Amounts held by IMFT are not anticipated to be available to finance our other operations.

Indefinitely Reinvested:  As of September 1, 2016, $919 million of cash and equivalents and short-term investments, including substantially all of the amounts held by the MMJ Group, was held by foreign subsidiaries whose earnings were considered to be indefinitely reinvested and repatriation of these funds to the U.S. would subject these funds to U.S. federal income taxes.  Determination of the amount of unrecognized deferred tax liabilities related to investments in these foreign subsidiaries is not practicable.

Cash Flows

For the year ended	September 1, 2016	September 3, 2015	August 28, 2014
Net cash provided by operating activities	$3,168	$5,208	$5,699
Net cash provided by (used for) investing activities	(3,068)	(6,232)	(2,902)
Net cash provided by (used for) financing activities	1,745	(718)	(1,499)
Effect of changes in currency exchange rates on cash and equivalents	8	(121)	(28)
Net increase (decrease) in cash and equivalents	$1,853	$(1,863)	$1,270

Operating Activities:  For 2016, cash provided by operating activities was due primarily to cash generated by our operations and the effect of working capital adjustments, which included $465 million of cash provided from reductions in receivables due to a lower level of net sales, offset by $549 million of cash used for net increases in inventories.

For 2015, cash provided by operating activities was due primarily to cash generated by operations and the effect of working capital adjustments, which included $393 of cash provided from reductions in receivables due to a lower level of net sales, offset by $691 million of cash used for reductions in accounts payable and accrued expenses.

For 2014, cash provided by operating activities was due primarily to cash generated by operations and the effect of working capital adjustments, which included $671 million of cash provided from increases in accounts payable and accrued expenses, offset by $518 million of cash used for increases in receivables.

Investing Activities: Net cash used for investing activities for 2016 consisted primarily of $5.82 billion of expenditures for property, plant, and equipment (which excludes offsets of amounts funded by our partners) and $148 million for the acquisition of Tidal Systems, Ltd., partially offset by $2.66 billion of net inflows from sales, maturities, and purchases of available-for-sale securities.

Net cash used for investing activities for 2015 consisted primarily of $4.02 billion of expenditures for property, plant, and equipment (which excludes offsets of amounts funded by our partners) and $2.14 billion of net outflows for purchases, sales, and maturities of available-for-sale securities.

Net cash used for investing activities for 2014 consisted primarily of $3.11 billion of expenditures for property, plant, and equipment (which excludes offsets of amounts funded by our partners) and $506 million of net outflows from purchases, sales, and maturities of available-for-sale securities offset by the use of $534 million of restricted cash in connection with the first MMJ creditor installment payment.

Financing Activities:  Net cash provided by financing activities for 2016 consisted primarily of $1.25 billion from the issuance of our 2023 Senior Secured Notes, $742 million (net of original issue discount) from the issuance of our 2022 Term Loan B notes, and $765 million from equipment sale-leaseback financing transactions, which were partially offset by cash outflows of $870 million for repayments of debt and $125 million for the open-market repurchases of 7 million shares of our common stock.

Net cash used for financing activities for 2015 consisted primarily of $2.33 billion for repayments of debt (including $932 million for the amount in excess of principal of our convertible notes), $831 million for the open-market repurchases of 42 million shares of our common stock, and $95 million of payments on equipment purchase contracts.  Cash outflows for financing activities in 2015 were partially offset by inflows of $2.00 billion in aggregate from the issuance of the 2023 Notes, 2024 Notes, and 2026 Notes, $291 million from proceeds of sale-leaseback transactions, $125 million from draws on our revolving credit facilities, and $87 million from term loans.

Net cash used for financing activities for 2014 consisted primarily of $3.84 billion for repayments of debt (including $1.20 billion for the amount in excess of principal of our convertible notes) offset by $2.21 billion of proceeds from issuance of debt, $265 million of proceeds from issuance of common stock under our equity plans, and by $92 million of net cash received from noncontrolling interests.

See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Debt and Events Subsequent to Original Issuance of Financial Statements.”

Potential Settlement Obligations of Convertible Notes

Since the closing price of our common stock for at least 20 trading days in the 30 trading day period ended on June 30, 2016 did not exceed 130% of the conversion price per share of our 2032 Notes and 2033 Notes, those notes were not convertible by the holders during the calendar quarter ended September 30, 2016.  The closing price of our common stock exceeded the thresholds for the calendar quarter ended September 30, 2016; therefore, these notes are convertible by the holders for the calendar quarter ending December 31, 2016.  The following table summarizes the potential settlements that we could be required to make for the calendar quarter ending December 31, 2016 if all holders converted their 2032 Notes and 2033 Notes.  The amounts in the table below are based on our closing share price of $16.64 as of September 1, 2016.

	Settlement Option for		If Settled With Minimum Cash Required		If Settled Entirely With Cash
	Principal Amount	Amount in Excess of Principal	Cash	Remainder in Shares	Cash
2032C Notes	Cash and/or shares	Cash and/or shares	$—	23	$386
2032D Notes	Cash and/or shares	Cash and/or shares	—	18	295
2033E Notes	Cash	Cash and/or shares	176	6	267
2033F Notes	Cash	Cash and/or shares	297	9	452
			$473	56	$1,400

Contractual Obligations

	Payments Due by Period
As of September 1, 2016	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes payable(1)(2)	$12,043	$785	$1,909	$1,652	$7,697
Capital lease obligations(2)	1,541	423	687	284	147
Operating leases(3)	1,001	419	527	26	29
Purchase obligations(4)	1,653	1,533	91	10	19
Other long-term liabilities(5)	846	349	397	74	26
Total	$17,084	$3,509	$3,611	$2,046	$7,918

(1)       Amounts include MMJ Creditor Installment Payments, convertible notes, and other notes.  Any future redemptions, repurchases, or conversions of debt could impact the amount and timing of our cash payments.

(2)       Amounts include principal and interest.

(3)       Amounts include contractually obligated minimum lease payments for operating leases having an initial noncancelable term in excess of one year.  Additionally, amounts include a portion of the expected costs which meet the criteria of a minimum operating lease payment under our Inotera supply agreement.

(4)  Purchase obligations include all commitments to purchase goods or services of either a fixed or minimum quantity that meet any of the following criteria: (1) they are noncancelable, (2) we would incur a penalty if the agreement was canceled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services (“take-or-pay”).  If the obligation to purchase goods or services is noncancelable, the entire value of the contract was included in the above table.  If the obligation is cancelable, but we would incur a penalty if canceled, the dollar amount of the penalty was included as a purchase obligation.  Contracted minimum amounts specified in take-or-pay contracts are also included in the above table as they represent the portion of each contract that is a firm commitment.

(5)  Amounts represent future cash payments to satisfy other long-term liabilities recorded on our consolidated balance sheet, including $349 million for the current portion of these long-term liabilities.  We are unable to reliably estimate the timing of future certain payments related to uncertain tax positions and deferred tax liabilities; therefore, the amount has been excluded from the preceding table.  However, other noncurrent liabilities recorded on our consolidated balance sheet included these uncertain tax positions and deferred tax liabilities.

The expected timing of payment amounts of the obligations discussed above is estimated based on current information.  Timing and actual amounts paid may differ depending on the timing of receipt of goods or services, market prices, changes to agreed-upon amounts, or timing of certain events for some obligations.  The contractual obligations in the table above include the current portions of the related long-term obligations.  All other current liabilities are excluded.

Off-Balance Sheet Arrangements

We have entered into capped calls, which are intended to reduce the effect of potential dilution from our convertible notes.  The capped calls provide for our receipt of cash or shares, at our election, from our counterparties if the trading price of our stock is above a specified initial strike price at the expiration dates.  The amounts receivable vary based on the trading price of our stock, up to specified cap prices.  The dollar value of the cash or shares that we would receive from the capped calls on their expiration dates ranges from $0 if the trading price of our stock is below the initial strike price for all of the capped calls to $719 million if the trading price of our stock is at or above the cap price for all of the capped calls.  We paid $103 million in 2012, and $48 million in 2013 to purchase capped calls.  The amounts paid were recorded as charges to additional capital.  For further details of our capped call arrangements, see “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Equity — Micron Shareholders’ Equity — Outstanding Capped Calls.”

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures.  Estimates and judgments are based on historical experience, forecasted events, and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may vary under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Our management believes the accounting policies below are critical in the portrayal of our financial condition and results of operations and require management’s most difficult, subjective, or complex judgments.

Business Acquisitions:  Accounting for acquisitions requires us to estimate the fair value of consideration paid and the individual assets and liabilities acquired, which involves a number of judgments, assumptions, and estimates that could materially affect the amount and timing of costs recognized.  Accounting for acquisitions can also involve significant judgment to determine when control of the acquired entity is transferred.  We typically obtain independent third party valuation studies to assist in determining fair values, including assistance in determining future cash flows, appropriate discount rates, and comparable market values.  The items involving the most significant assumptions, estimates, and judgments include the following:

•                  Property, plant, and equipment, including determination of values in a continued-use model;

•                  Deferred tax assets, including projections of future taxable income and tax rates;

•                  Inventory, including estimated future selling prices, timing of product sales, and completion costs for work in process;

•                  Debt, including discount rate and timing of payments;

•                  Intangible assets, including valuation methodology, estimations of future revenue and costs, profit allocation rates attributable to the acquired technology, and discount rates; and

•                  Previously held equity interest, including discount rate and projections of future cash flows.

Consolidations:  We have interests in entities that are VIEs.  Determining whether to consolidate a VIE requires judgment in assessing whether an entity is a VIE and if we are the entity’s primary beneficiary.  If we are the primary beneficiary of a VIE, we are required to consolidate it.  To determine if we are the primary beneficiary, we evaluate whether we have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  Our evaluation includes identification of significant activities and an assessment of our ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding, financing, and other applicable agreements and circumstances.  Our assessments of whether we are the primary beneficiary of our VIEs require significant assumptions and judgments.

Contingencies:  We are subject to the possibility of losses from various contingencies.  Considerable judgment is necessary to estimate the probability and amount of a loss, if any, from such contingencies.  An accrual is made when it is probable that a liability has been incurred or an asset has been impaired and the amount of loss can be reasonably estimated.  We accrue a liability and charge operations for the estimated costs of adjudication or settlement of asserted and unasserted claims existing as of the balance sheet date.  In accounting for the resolution of contingencies, considerable judgment may be necessary to estimate amounts pertaining to periods prior to the resolution that are charged to operations in the period of resolution, and amounts related to future periods.

Goodwill and intangible assets:  We test goodwill for impairment in the fourth quarter of our fiscal year, or more frequently if indicators of an impairment exist, to determine whether it is more likely than not that the fair value of the reporting unit with goodwill is less than its carrying value.  For reporting units in which this assessment concludes that it is more likely than not that the fair value is more than its carrying value, goodwill is considered not impaired and we are not required to perform the two-step goodwill impairment test.  Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit.  For reporting units in which this assessment concludes that it is more likely than not that the fair value is below the carrying value, then goodwill is tested for impairment using a two-step process.  In the first step, the fair value of each reporting unit is compared to the carrying value of the net assets assigned to the unit.  If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired.  If the carrying value of the reporting unit exceeds its fair value, then the second step of the impairment test must be performed in order to determine the implied fair value of the reporting unit’s goodwill.  Determining the implied fair value of goodwill requires valuation of all of the reporting unit’s tangible and intangible assets and liabilities.  If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference between the carrying value and implied fair value.

Determining when to test for impairment, the reporting units, the assets and liabilities of the reporting unit, and the fair value of the reporting unit requires judgment and involves the use of significant estimates and assumptions.  These estimates and assumptions include revenue growth rates, forecasted manufacturing costs, and other expenses and are developed as part of our routine long-range planning process.  The same estimates are used in business planning, forecasting, and capital budgeting as part of our long-term manufacturing capacity analysis.  We test the reasonableness of the output of our long-range planning process by calculating an implied value per share and comparing that to current stock prices, analysts’ consensus pricing, and management’s expectations.  These estimates and assumptions are used to calculate projected future cash flows for the reporting unit, which are discounted using a risk-adjusted rate to calculate a fair value.  The discount rate requires determination of appropriate market comparables.  We base fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain.  Actual future results may differ from those estimates.

We test other identified intangible assets with definite useful lives when events and circumstances indicate the carrying value may not be recoverable by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset.  We test intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows.  Estimating fair values involves significant assumptions, especially regarding future sales prices, sales volumes, costs, and discount rates.

Income Taxes:  We are required to estimate our provision for income taxes and amounts ultimately payable or recoverable in numerous tax jurisdictions around the world.  These estimates involve judgment and interpretations of regulations and are inherently complex.  Resolution of income tax treatments in individual jurisdictions may not be known for many years after completion of any fiscal year.  We are also required to evaluate the realizability of our deferred tax assets on an ongoing basis in accordance with U.S. GAAP, which requires the assessment of our performance and other relevant factors.  Realization of deferred tax assets is dependent on our ability to generate future taxable income.  In recent periods, our results of operations have benefitted from increases in the amount of deferred taxes we expect to realize, primarily from the levels of capital spending and increases in the amount of taxable income we expect to realize in Japan and Taiwan.  Our income tax provision or benefit is dependent, in part, on our ability to forecast future taxable income in these and other jurisdictions.  Such forecasts are inherently difficult and involve numerous judgments including, among others, projecting future average selling prices and sales volumes, manufacturing and overhead costs, levels of capital spending, and other factors that significantly impact our analyses of the amount of net deferred tax assets that are more likely than not to be realized.

Inventories:  Inventories are stated at the lower of average cost or net realizable value.  Cost includes depreciation, labor, material, and overhead costs, including product and process technology costs.  Determining net realizable value of inventories involves numerous judgments, including projecting future average selling prices, sales volumes, and costs to complete products in work in process inventories.  To project average selling prices and sales volumes, we review recent sales volumes, existing customer orders, current contract prices, industry analyses of supply and demand, seasonal factors, general economic trends, and other information.  When these analyses reflect estimated net realizable value below our manufacturing costs, we record a charge to cost of goods sold in advance of when the inventory is actually sold.  Differences in forecasted average selling prices used in calculating lower of cost or net realizable value adjustments can result in significant changes in the estimated net realizable value of product inventories and accordingly the amount of write-down recorded.  For example, a 5% variance in the estimated selling prices would have changed the estimated net realizable value of our memory inventory by approximately $234 million as of September 1, 2016.  Due to the volatile nature of the semiconductor memory industry, actual selling prices and volumes often vary significantly from projected prices and volumes; as a result, the timing of when product costs are charged to operations can vary significantly.

U.S. GAAP provides for products to be grouped into categories in order to compare costs to net realizable values.  The amount of any inventory write-down can vary significantly depending on the determination of inventory categories.  In determining the lower of average cost or net realizable value, inventories are primarily categorized as memory (including DRAM, Non-Volatile, and other memory) based on the major characteristics of product type and markets.  The major characteristics we consider in determining inventory categories are product type and markets.

Property, Plant, and Equipment:  We review the carrying value of property, plant, and equipment for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the estimated fair value of the assets.  The estimation of future cash flows involves numerous assumptions which require judgment by us, including, but not limited to, future use of the assets for our operations versus sale or disposal of the assets, future selling prices for our products and future production and sales volumes.  In addition, judgment is required in determining the groups of assets for which impairment tests are separately performed.

We periodically assess the estimated useful lives of our property, plant, and equipment.  We revised the estimated useful lives of equipment in our DRAM wafer fabrication facilities from five to seven years in the fourth quarter of 2016.  For 2016, the effect of the revision was not material.  (See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Significant Accounting Policies.”)

Research and Development:  Costs related to the conceptual formulation and design of products and processes are expensed as R&D as incurred.  Determining when product development is complete requires judgment by us.  We deem development of a product complete once the product has been thoroughly reviewed and tested for performance and reliability.  Subsequent to product qualification, product costs are included in cost of goods sold.

Stock-based Compensation:  Stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense using the straight-line amortization method over the requisite service period.  For performance-based stock awards, the expense recognized is dependent on the probability of the performance measure being achieved.  We utilize forecasts of future performance to assess these probabilities and this assessment requires considerable judgment.

Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life, and forfeiture rates.  We develop these estimates based on historical data and market information which can change significantly over time.  A small change in the estimates used can result in a relatively large change in the estimated valuation.  We use the Black-Scholes option valuation model to value employee stock awards.  We estimate stock price volatility based on an average of historical volatility and the implied volatility derived from traded options on our stock.

Recently Adopted Accounting Standards

See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Recently Adopted Accounting Standards.”

Recently Issued Accounting Standards

See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Recently Issued Accounting Standards.”